UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K

__________________

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 13, 2021

Elys Game Technology, Corp.

(Exact name of Registrant as specified in its charter)

(Former name or former address, if changed since last report)

Delaware	001-39170	33-0823179
(State or other jurisdiction of Incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

130 Adelaide Street West, Suite 701

Toronto, Ontario M5H 2K4, Canada

(Address of Principal Executive Offices)

1-628-258-5148

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	ELYS	The Nasdaq Capital Market

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Victor Salerno and Resignation of Luca Pasquini

On September 13, 2021, the board of directors (the “Board”) of Elys Game Technology, Corp. (the “Company”) appointed Victor Salerno, the President and founder of the Company’s newly acquired subsidiary, Bookmakers Company US LLC (“US Bookmaking”), to serve as a member of the Board. The appointment was effective immediately. In order to allow Mr. Salerno to accept the position and maintain a majority of independent directors on the board of directors, on September 13, 2021, Luca Pasquini, the Company’s Vice President of Technology, resigned as a director of the Company. The resignation was not a result of any disagreement between the Company and Mr. Luca Pasquini on any matter relating to the Company’s operations, policies or practices. As a result, the size of the Board will remain at five members.

There are no family relationships between Mr. Salerno and any of the Company’s directors or executive officers nor does Mr. Salerno have any direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K. Other than as described below, there were no arrangements or understandings by which Mr. Salerno was named as a member of the Board.

Mr. Salerno is expected to execute the Company’s standard form of indemnification agreement, a copy of which is filed as Exhibit 10.1 with this Current Report on Form 8-K and is incorporated herein by reference. Mr. Salerno will not receive any additional compensation for service as a member of the board of directors.

Mr. Salerno founded US Bookmaking, based in Las Vegas Nevada, in 2016 and has built US Bookmaking into one of the leading sports betting companies to serve native American casinos. Mr. Salerno has enjoyed over forty years in the sports betting business where he served as Chairman of American Wagering, Inc (AWI). AWI operated over 130 Leroy’s Sports Books (Leroy’s) in Nevada. At AWI, Mr. Salerno launched the first computerized sports book platform, Computerized Bookmaking Services (CBS), which is still in use today. With the development of CBS, he was able to create the first bookmaking network hub which managed the betting lines and risk for the Leroy’s chain. He was the developer and first operator in Nevada to introduce self-service sports wagering kiosks, which were launched in 2002. His most significant accomplishment was the 2010 launch of mobile sports betting in the US with the Leroy’s App. Mr. Salerno has served as the President of the Nevada Association of Race and Sports Operators and as a member of the Nevada Pari-Mutuel Association’s leadership committee. In 2015, he was inducted into the American Gaming Association’s “Gaming Hall of Fame.”

Issuance of Incentive Stock Options

On September 13, 2021, the Board granted to each of Paul Sallwasser, Steven Shallcross and Andrea Mandel Mantello, as non-executive members of the Board, their annual equity grant which was an option to purchase 21,300, 13,600 and 13,600 shares of the Company’s common stock, respectively, under the Company’s 2018 Equity Incentive Plan, as amended. The shares of common stock underlying the option awards each vest pro rata on a monthly basis over a twelve-month period. The options are exercisable for a period of ten years from the date of grant and have an exercise price of $5.10 per share. In addition, Mr. Shallcross and Mr. Mantello will each receive annual cash compensation of $40,000 for service as directors

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

The following exhibits are filed with this Current Report on Form 8-K.

Exhibit Number	Description
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

10.1	Form of Indemnification Agreement (incorporated by reference to the Current Report on Form 8-K filed with the Securities and Exchange Commission on June 4, 2021 (File No. 001-39170)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 15, 2021	ELYS GAME TECHNOLOGY, CORP.

By: /s/ Michele Ciavarella
Name: Michele Ciavarella
Title: Executive Chairman